UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported)   June 12, 2002

MindArrow Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28403	77-0511097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Main Street, Suite 200, Huntington Beach, California	92648

(Address of principal executive offices)	(Zip Code)

         Registrant’s telephone number, including area code   (714) 536-6200

101 Enterprise, Suite 340, Aliso Viejo, California 92656

(Former name or former address, if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

         On July 29, 2002, MindArrow Systems, Inc. (the “Company”) amended the terms of its previously announced agreement to sell an aggregate of 7,500,000 shares of common stock at $0.40 per share plus warrants to a group of investors (the “Purchasers”) led by East-West Venture Group, LLC, a private venture capital fund (“EWCA”), and its affiliate, East-West Capital Associates, Inc. (“EWVG”) (together, “East-West”). The amendment (“Amendment”) amends certain terms of a Securities Purchase Agreement (the “Purchase Agreement”) and an Investors’ Rights Agreement (the “IRA”), each dated June 12, 2002, between the Company and the Purchasers.

         The material terms of the Amendment are summarized below. Capitalized terms that are used but not defined below herein are defined in the Purchase Agreement.

•	The Second Closing, under which EWCA or its assignee will invest $1,240,000 in the Company, will occur in two separate closings, (a) a closing for $700,000 to occur no later than the third business day after the affirmative vote at the Reconvened Special Meeting (or any adjournments thereof) of the issuance of common stock and warrants in the Second Closing, and (b) a closing for the remaining $540,000 to occur no later than forty-five (45) days thereafter.

•	The timing of East-West’s commitment to purchase the Demand Securities has been changed to the later of: (i) 30 days after receipt of a demand from the Company by EWCA or (ii) sixty (60) days after the earlier of the closing of the Company’s proposed merger with Category 5 Technologies, Inc. or the date such agreement is terminated pursuant to its provisions.

•	The period during which the Company may issue a demand for East-West to purchase the Demand Securities has been extended from the 90-day period following June 12, 2002 (the date of the Initial Closing) to the nine-month period following the closing of the proposed merger with Category 5 Technologies.

•	The warrants that were granted or are to be granted to East-West and the Purchasers in connection with the financing, consisting of the Exclusivity Warrant, Advisory Warrant, Consulting Warrant and Re-Set Warrants, were re-allocated so that they would be issued pro rata to the Purchasers and East-West, as applicable, when and if the full $4 million in financing (including the Demand Securities) is completed. Previously, all of the Exclusivity Warrants, Advisory Warrants and Consulting Warrants would be issued in full upon the Second Closing, and the purchasers of the Demand Securities were only entitled to receive Re-Set Warrants. Under the Amendment, for each share of Demand Securities purchased, the Company will now issue a total of 0.15 Advisory Warrants, 0.6 Consulting Warrants, 0.25 Re-Set Warrants and 0.15 Exclusivity Warrants. East-West agreed to return to the Company sufficient numbers of Exclusivity Warrants, Advisory Warrants and Consulting Warrants to provide for these issuances, so that under the new arrangement the aggregate number of warrants to be issued by the Company in the financing would remain unchanged.

•	Certain terms of the Investors’ Rights Agreement were amended as follows: (i) the obligation of the Company to obtain prior approval of EWCA before the Company can take certain corporate actions was delayed until the Second Closing occurs, and was also reduced in scope so that the only events requiring prior approval of EWCA would be the sale or merger of the Company, transactions with affiliates, payment of cash dividends, change in the size of the Board and liquidation or dissolution of the Company; (ii) the right of EWCA to appoint or nominate a second Board member was delayed until the Second Closing occurs (EWCA has already appointed one member of our Board effective June 12, 2002); and (iii) the IRA will now terminate 24 months after the effectiveness of a registration statement covering the shares sold in the financing to the Purchasers and the shares underlying Warrants issued to the Purchasers.

•	The Re-Set Warrants already issued to Purchasers, or to be issued to Purchasers in connection with the financing, were amended so that the time period during which the re-set feature will be measured will be the one year period following the Second Closing. Previously this period begins to run immediately after issuance of the Re-Set Warrants. Under the re-set feature, the Re-Set Warrants only vest if the closing price of our common stock averages, for a period of 20 consecutive trading days, less than $0.40 per share, and the exercise price of the warrants would be set at 60% of the average closing price of our common stock during such 20 trading day period.

•	East-West agreed to vote its shares of common stock in favor of the Company’s pending merger with Category 5 Technologies, Inc., provided that the merger occurs on substantially the same terms and conditions that are presently contemplated.

         The foregoing is a summary description of the terms of the Amendment and by its nature is incomplete. It is qualified in the entirety by the text of the Amendment, a copy of which is attached hereto as Exhibit 10.10, and by the terms of the Purchase Agreement, Investors’ Rights Agreement, Registration Rights Agreement, Advisory Warrant, Consulting Warrant and Re-Set Warrants, copies of which have been filed as exhibits to the Company’s Current Report on Form 8-K filed on June 25, 2002 which is amended hereby. All readers are encouraged to read the entire text of these documents.

         THE COMPANY PLANS TO FILE A SUPPLEMENT TO ITS PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES IN CONNECTION WITH ITS SPECIAL MEETING OF STOCKHOLDERS RELATING TO THE FINANCING DISCUSSED ABOVE. THE COMPANY STRONGLY ADVISES ALL STOCKHOLDERS TO READ THE SUPPLEMENT AND THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. WHEN FILED, THE SUPPLEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV.

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits	The following documents are filed as exhibits to this report:

	10.10	Amendment to Agreements, dated July 29, 2002

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 2, 2002	MindArrow Systems, Inc.

	By:	/s/ Michael Friedl

Michael Friedl Chief Financial Officer

EXHIBIT INDEX

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits	The following documents are filed as exhibits to this report:

	10.10	Amendment to Agreements, dated July 29, 2002